UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

        Date of Report (Date of earliest event reported)
                        November 20, 1997


                       TACO CABANA, INC.
     (Exact name of registrant as specified in its charter)

                   Delaware                               0-20716
74-2201241
(State  or other jurisdiction            (Commission File Number)
(IRS employer identification no.)
 of incorporation or organization)

                  8918 Tesoro Drive, Suite 200
                   San Antonio, Texas  78217
  (Address of principal executive offices, including ZIP Code)

                         (210) 804-0990
      (Registrant's telephone number, including area code)

                               N/A
  (Former name or former address, if changed since last report)


Item 5.        OTHER EVENTS

          On November 20, 1997, Taco Cabana, Inc. issued a press release with respect to certain strategic actions to be taken during the fourth quarter to improve the operating results of its business. A copy of such press release is attached hereto as
          Exhibit 1.

          The actions described in the press release include the closure of seventeen restaurants, including all seven of the Company's restaurants in Colorado. The carrying value of the restaurants to be disposed of totals approximately $14 million, or 9.7% of total assets as of September 28, 1997. In addition to the net carrying value, the Company will establish lease reserves related to these restaurants of approximately $5 million, net of expected proceeds from the sale of the three locations which are owned. In addition, several significant items were accrued for relating to the closing of the restaurants. Finally, due to the significance of the events described above, an analysis of all operating assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was performed. The total amount of the announced special charge is up to $70 million, including the tax benefit to be realized due to the charge. It is anticipated that much of the tax benefit to be recorded will be reduced by a valuation allowance as called for by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As a result of this valuation allowance, the Company does not anticipate incurring any income tax expense for financial reporting purposes during fiscal 1998.

Item 7.        FINANCIAL STATEMENTS AND EXHIBITS

         [C]   Exhibits
               1.  Press Release dated November 20, 1997.






                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TACO CABANA, INC.

(Registrant)


Date:  December 24, 1997           By:  /s/ David G. Lloyd
                                David G. Lloyd
                                Senior  Vice  President  and
Chief  Financial Officer








                                                   Exhibit 1

           TACO CABANA REPORTS CLOSURE OF COLORADO
                  MARKET AND SPECIAL CHARGE


San Antonio - November 20, 1997

      Taco Cabana, Inc. (NASDAQ - TACO) announced today its plan to cease operations in its Colorado market, and to take a special charge which will include the anticipated costs and expenses relative to the closure of its seven restaurants in the Colorado market. The charge will also include the cost of closing ten additional underperforming restaurants and non-cash charges for the revaluation of certain assets and goodwill in accordance with Statement of Financial Accounting Standards No. 121 (FAS 121). Management anticipates that the aggregate amount of the special charge will be up to $70 million, after taking into account the tax benefit associated with the charge. Since a majority of these charges and costs are non-cash items, the Company estimates that the after-tax cash impact will be approximately $5 million.

     Stephen V. Clark, President & CEO, said "Management and the Board of Directors are committed to taking whatever steps are necessary to improve our performance and enhance shareholder value. We are convinced that the difficult decisions we have made will make us a more efficient and more profitable Company going forward. These restaurant closings and associated writedowns will make us much more focused in our successful markets." Mr. Clark added, "Our core markets are performing well. We are particularly pleased with the results from our five new prototype restaurants as well as our reimaging program. We currently have two restaurants under construction and plan to open an additional eight to ten restaurants in existing markets, and expand our reimage program during 1998. We would expect these actions to result in a significant improvement in our performance going forward."

      David G. Lloyd, Chief Financial Officer, stated "We believe that this charge will allow shareholders to more clearly focus on our Company's underlying strengths. The amount of the charge related to the closing of existing restaurants totals approximately $20 million, pre-tax. Additionally, we have reviewed other long-lived assets as required by FAS 121 and determined that a reduction of approximately $50 to $60 million, pre-tax, is required in the carrying value of goodwill and certain other long-lived assets. Finally certain other accruals will be increased by approximately $2 million, pre-tax. The closing of these underperforming restaurants will allow us to increase our cash flows and earnings on a prospective basis. The final amount of the charge will be determined during the annual audit process and will be included in the Company's year-end earnings release in early 1998."

     Statements in this press release concerning Taco Cabana which are (a) projections of revenues or other financial items, (b) statements of plans and objectives for future operations, specifically statements regarding planned restaurant openings and reimagings, (c) statements of future economic performance, (d) statements of assumptions or estimates underlying or supporting the foregoing, or (e) statements regarding the expected cash flows from property sales or closures are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. The ultimate accuracy of forward-looking statements is subject to a wide range of business risks and changes in circumstances, and actual results and outcomes often differ from expectations. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements herein, including the following: the timing and extent of changes in prices; actions of our customers and competitors; the liquidity in the real estate markets in which the Company is or will be attempting to market closed properties; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; execution of and availability of financing for planned capital projects; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; natural disasters affecting operations; and adverse rulings, judgments, or settlements in litigation or other legal matters. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.